CANADA

PROVINCE OF BRITISH COLUMBIA

NUMBER

375006

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE OF INCORPORATION

I HEREBY CERTIFY THAT

375006 B.C. LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN, UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA

THIS 25TH DAY OF OCTOBER, 1989

DAVID W. BOYD

REGISTRAR OF COMPANIES